Exhibit 2.1

CONFIDENTIAL	Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 25, 2007

AMONG

PORTFOLIO LOGIC LLC,

POINTER ACQUISITION CO., INC.

AND

PEDIATRIC SERVICES OF AMERICA, INC.

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2007 (as amended, modified or supplemented, this “Agreement”), is among Portfolio Logic LLC, a Delaware limited liability company (“Parent”), Pointer Acquisition Co., Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Pediatric Services of America, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “parties”).

RECITALS

WHEREAS, the respective Boards of Directors (or, in the case of Parent, the manager) of the Company, Parent and Merger Sub have deemed it advisable and in the best interests of their respective corporations and stockholders that the Company and Parent engage in a business combination; and

WHEREAS, in furtherance thereof, the respective Boards of Directors (or, in the case of Parent, the manager) of the Company, Parent and Merger Sub have approved and declared advisable this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (with respect to all post-Closing periods, the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall, subject to the fulfillment or waiver of the conditions set forth in Article VII, take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 9:00 a.m. New York City time on the third Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement, or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time“ shall mean the time at which the Merger shall become effective.

Section 1.4 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached as Exhibit A hereto and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.

Section 1.5 By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws“) until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Shares”) (other than Excluded Shares) shall be converted into the right to receive $16.25 in cash, without interest (the “Merger Consideration”);

(b) all Shares (other than Excluded Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate that immediately prior to the Effective Time represented any such Shares (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration with respect to the Shares (other than Excluded Shares) formerly represented thereby;

(c) each Excluded Share shall cease to be outstanding and shall be canceled and retired and no consideration shall be delivered in exchange therefor; and

(d) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation.

Section 1.9 Treatment of Company Stock Options. Each Company Stock Option granted under the option plans of the Company, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock multiplied by (y) the total number of Shares subject to such Company Stock Option (the aggregate amount of such cash, the “Option Consideration”).

Section 1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the Company Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.11 Appraisal Rights. No holder of Dissenting Shares (a “Dissenting Stockholder”) shall be entitled to any Merger Consideration in respect of such Dissenting Shares unless and until such holder has failed to perfect or has effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder fails properly to perfect or effectively withdraws or loses the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.8. The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.12 Escrow Agreement. Concurrently with the execution and delivery of this Agreement, Parent, the Company and The Bank of New York Trust Company, N.A. (“Escrow Agent”) shall have executed the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement“) and Parent shall have placed into escrow with Escrow Agent the sum of $5 million (the “Escrowed Funds”), in accordance with the terms of the Escrow Agreement.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration and Company Stock Options for the Option Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock and Company Stock Options an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.8 and Section 1.9. Parent agrees to make available, or to cause the Surviving Corporation to make available, to the Exchange Agent from time to time as needed, cash sufficient to make cash payments for the cash consideration pursuant to Section 1.8 and Section 1.9. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (x) to each holder of record, as of the Effective Time, of a Certificate (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated shares represented by book-entry (“Book-Entry Shares”) to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 1.9. Upon surrender of a Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate (or provider of an effective affidavit of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company a check in the proper amount of any cash consideration pursuant to Section 1.8 may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3 No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation (or otherwise on the instruction of Parent), and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 1.8. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, provided that (a) such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000, and (b) no gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

Section 2.8 Withholding Rights. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.9 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.10 Stock Transfer Books. The stock transfer books of the Company shall be closed at the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, any Certificates (or effective affidavits of loss in lieu thereof) presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) specifically disclosed in the Company SEC Documents filed with the SEC prior to the date hereof (excluding any disclosures set forth in any risk factor section or forward looking statements contained therein), or (b) otherwise disclosed to Parent in the corresponding sections or subsections of the letter (the “Company Disclosure Letter”) delivered to it by the Company upon or prior to the execution of this Agreement (it being understood that any item set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Company.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Letter sets forth the name of each Company Subsidiary, its capitalization, and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Company.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

(c) The Company does not own of record or beneficially (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other Person.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of 80,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of April 18, 2007, (i) 7,555,913 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) no shares of Company Common Stock were held in treasury by the Company and (iv) 2,950,000 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options. Section 3.3(a) of the Company Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) the holder, number, exercise or reference price, number of shares for which it is exercisable, vesting date and expiration date of each outstanding Company Stock Option. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock are and all shares of Company Common Stock which may be issued pursuant to the exercise of a Company Stock Option will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Section 3.3(a) (including the section of the Company Disclosure Letter responsive thereto), there are not, as of April 18, 2007, any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security exchangeable or exercisable for or convertible into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating the Company or any Company Subsidiary pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of April 18, 2007, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any Company Subsidiary. No Company Common Stock is held by any wholly owned Subsidiary of the Company.

Section 3.4 Authority for Agreements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except for the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) general principles of equity.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable and in the best interests of the Company.

Section 3.5 Takeover Statute; No Restrictions on the Merger. The Board of Directors of the Company and each applicable Company Subsidiary have taken all necessary action to render any potentially applicable “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or similar statute (including Section 203 of the DGCL), regulation or provision of the certificate of incorporation and the by-laws, or other organizational or constitutive document or governing instrument of the Company or any Company Subsidiary, inapplicable to this Agreement and the transactions contemplated by this Agreement, including all necessary action to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, (b) ensure that (i) none of Parent, Merger Sub or any Subsidiary of either of them is an Acquiring Person pursuant to the Rights Agreement as a result of this Agreement or the transactions contemplated hereby, (ii) none of a Distribution Date, Triggering Event or Stock Acquisition Date occurs, and the Rights are not otherwise caused to become or otherwise able to be made exercisable by the holders thereof, in the case of clauses (i) and (ii) by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby and (c) provide that the Final Expiration Date shall occur immediately prior to the Effective Time. Capitalized terms used in this Section 3.5 and not defined in this Agreement shall have the meanings set forth in the Rights Agreement.

Section 3.6 Consents and Approvals; No Violations.

(a) Assuming compliance with the matters set forth in Section 3.6(c) and the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including the consummation of the transactions contemplated hereby will not, (i) conflict with any provision of the Company’s Constituent Documents or the Constituent Documents of any Company Subsidiary; (ii) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration, amendment or termination of any obligation under, any mortgage, indenture, lease, permit, concession, grant, franchise, license, agreement or other instrument or obligation applicable to the Company; (iii) violate any Law or Order binding upon or applicable to the Company or its Subsidiaries; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval under which the Company or any Company Subsidiary conducts its business, except in the case of clauses (ii), (iii), (iv) and (v) above, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except for (i) the Company Stockholder Approval and (ii) those consents or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

(c) Except with respect to those consents, approvals, orders, authorizations, declarations, registrations or filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; and (iii) the filings with the Securities and Exchange Commission (“SEC”) of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 3.7 SEC Reports; Company Financial Statements.

(a) The Company and each Company Subsidiary has filed or furnished all reports, schedules, forms, statements and other documents required to be filed by it with, or furnished by it to, the SEC since October 1, 2004 (the “Company SEC Documents”). As of its respective date (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), each Company SEC Document complied when filed or furnished and as amended in all material respects with the requirements of Nasdaq and the Exchange Act or the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not, and any Company SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Documents (if amended prior to the date of this Agreement, as amended) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC and Nasdaq with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, which will not be material in amount).

(c) Without limitation, since October 1, 2004, the Company, the Company Subsidiaries and the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), (ii) the applicable provisions of the Exchange Act, and (iii) the applicable listing and corporate governance rules and regulations of Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

(d) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15(d)-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to its independent auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of members of the Company who have a significant role in the Company’s internal controls over financial reporting. The Company has provided to Parent any such disclosure made by management to the Company’s independent auditors and the audit committee of the Company’s Board of Directors.

Section 3.8 Proxy Statement. The Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion therein.

Section 3.9 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 2006 (a) the Company and the Company Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course consistent with past practice; (b) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1;

and (c) there has not been any change, circumstance or event that, individually or in the aggregate, have had or would reasonably be expected to have or result in a Material Adverse Effect on the Company.

Section 3.10 Litigation. There is no (i) suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity, before or by any Governmental Entity or before any arbitrator) (each, a “Claim”) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary, or their respective properties or rights, or any of their officers, employees or directors in their capacity as such, or, to the knowledge of the Company, any other Person with respect to which, in whole or in part, the Company or any Company Subsidiary is liable or has agreed to indemnify such other Person and (ii) no Order of any Governmental Entity or arbitrator is outstanding against the Company or any Company Subsidiary, in each case of clause (i) or (ii), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.11 Compliance with Laws; Permits.

(a) Except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries is and, since September 30, 2004 has been, in compliance with all applicable Laws (including Laws relating to sensitive payments, HIPAA and other applicable federal and state privacy Laws) and, to the knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Law. Notwithstanding anything contained in this Agreement to the contrary, no representation or warranty shall be deemed to be made in this Section 3.11(a) to the extent otherwise covered by representations and warranties contained in Section 3.7 (SEC Reports; Financial Statements), Section 3.15 (Employee Benefit Plans and Related Matters; ERISA), Section 3.16 (Employees, Labor Matters) or Section 3.19 (Environmental Laws and Regulations).

(b) Each of the Company and the Company Subsidiaries possesses all federal, state, local and foreign governmental licenses, authorizations, consents, permits, registrations and approvals, and has otherwise satisfied all applicable legal or regulatory requirements, necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (collectively, “Company Permits”), and no default has occurred under any such Company Permit, except where such failure or default thereunder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received written notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings regarding, any such material Company Permits.

(c) Neither the Company nor any Company Subsidiary (i) has been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any program of any Governmental Entity; (ii) to the knowledge of the Company, is the subject of any investigation or review regarding its participation in any such program; or (iii) been convicted of any crime relating to any such program.

Section 3.12 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except for liabilities and obligations (a) reflected in and reserved against in the consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed after September 30, 2006 and prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since the date of such balance sheets, (c) expressly permitted and contemplated by this Agreement and (d) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.13 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by them in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full or withheld all material Taxes that are due and payable by them, whether or not such Taxes were shown as due on any Tax Returns, (iii) established reserves in accordance with GAAP for the payment of all material Taxes for all periods or portions thereof ending through the date hereof, and (iv) complied in all material respects with all laws applicable to the payment and withholding of Taxes and have timely withheld and paid over to the respective proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) There (i) is no material deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Returns, and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including September 30, 2003, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(e) None of the Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(f) The Company is not, and has not been during the five-year period ending on the date hereof, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(g) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations §1.6011-4(c)(3)(i)(A) or failed to report any “reportable transaction.”

Section 3.14 Title to Properties; Absence of Liens.

(a) The Company does not own any real property.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased to or by the Company or any Company Subsidiary or in which any of them has an interest (collectively, the “Leased Real Property”). Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of the Company Subsidiaries has a valid leasehold interest in all Leased Real Property leased by the Company or any Company Subsidiary free and clear of all Liens except Permitted Liens.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to the Leased Real Property of the Company and Company Subsidiaries, (i) each of the agreements by which the Company or any Company Subsidiary has obtained a leasehold interest in such Leased Real Property leased by the Company or any Company Subsidiary (each, a “Lease”) is in full force and effect in accordance with its respective terms, (ii) to the knowledge of the Company, there exists no default under any Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default and (iii) to the knowledge of the Company, there are no leases, subleases, licenses, concessions or any other contracts granting to any person or entity other than the Company or any Company Subsidiary any right to the possession, use, occupancy or enjoyment of any Leased Real Property or any portion thereof.

(d) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, and each of the Company and the Company Subsidiaries has good and marketable title to all its owned assets and properties, in each case free and clear of all Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the properties and assets presently owned, leased or licensed by the Company and any Company Subsidiary include all properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses are being conducted as of the date of this Agreement.

Section 3.15 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of the Company Benefit Plans. With respect to each such Company Benefit Plan, the Company has provided or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all current trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter or opinion letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication) since January 1, 2005, (vii) any actuarial study within the last five years of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all current employee handbooks and manuals, (ix) material statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any) and (x) all current amendments and modifications to any such Company Benefit Plan. To the knowledge of the Company, none of the Company or any Company Subsidiary has communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b) Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter or opinion letter from the IRS. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except for any such amendment or action that is permitted to be delayed under applicable Law. The Company Benefit Plans have been operated in accordance with their terms and with applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Liability. No Company Benefit Plan is subject to Title IV of ERISA or any of the minimum funding standards of ERISA or the Code. There has been no event or circumstance that has resulted in any material liability to the Company or any of its Affiliates under or pursuant to Title I or IV of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans or any applicable provision of Law in any jurisdiction outside of the United States. To the knowledge of the Company, there has not been any event or circumstance that could reasonably be expected to result in any material liability (other than for the payment of benefits in the ordinary course) in respect of the Company Benefit Plans. There are no “unfunded benefits liabilities” in respect of any Company Benefit Plan that is a defined benefit or similar type plan. No Company Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA. Neither the Company nor any of its Affiliates has any liability or obligation to provide post-employment benefits of any kind to any employee or dependent other than the coverage mandated by section 4980B of the Code or similar state Law. Each Company Benefit Plan may be amended or terminated after the Closing Date without material cost other than for claims incurred prior to the date of such amendment or termination.

(d) Acceleration or Increases in Compensation. There is no Company Benefit Plan or other contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of the Company Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would constitute an “excess parachute payment” pursuant to Section 280G or 4999 of the Code or would otherwise result in the acceleration of payment of any benefits or an increase in the amount of benefits (including any indemnity or redundancy pay) payable, whether pursuant to the terms of any such Company Benefit Plan, at Law, by contract or otherwise, as a result, alone or in combination with any other event, of the entering into, or the consummation of the transactions contemplated by, this Agreement.

(e) Independent Contractors. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of the Company Subsidiaries have properly classified all individuals (including independent contractors and leased employees) under applicable Law. Any person providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any such Company Benefit Plan in respect of such non-employee service.

Section 3.16 Employees, Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing or, to the knowledge of the Company, purporting or attempting to represent any employees employed by the Company or any Company Subsidiary. Since October 1, 2004, there has not occurred or, to the knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. There are no labor disputes currently subject to any external grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have complied with all Laws pertaining to the employment or termination of employment of their respective employees, including all such Laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failure so to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Intellectual Property. The Company and the Company Subsidiaries exclusively own free and clear of any Liens, or are validly licensed or otherwise have the right to use as currently used, all Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries, except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use, individually or in the aggregate, and for such Liens as, would not reasonably be expected to have or result in a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have taken all actions reasonably necessary to ensure full protection of their respective owned Intellectual Property under all applicable Laws, except where the failure to take any such actions, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company. No claims are pending that allege that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. To the knowledge of the Company, no Person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property in a manner that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect on the Company.

Section 3.18 Contracts.

(a) Except as listed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by:

(i) any agreement relating to direct or indirect indebtedness of the Company or any Company Subsidiary, other than agreements among direct or indirect wholly owned Company Subsidiaries and ordinary course trade payables and accrued expenses (“Indebtedness”);

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement entered into with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any Company Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by the Company or any Company Subsidiary or (C) any current or former director or officer of the Company or any Company Subsidiary or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or the Company Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete or not to solicit employees) or which could require the disposition of any material assets or line of business of the Company or the Company Subsidiaries or, after the Effective Time, the Surviving Corporation or its Subsidiaries;

(vi) any sales, distribution, agency, commission-based, participating provider or other third-party payor, or other similar agreement providing for the sale by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets, including without limitation medical or other healthcare services furnished to patients and reimbursed by a third-party payor, (A) involving payments to or by the Company or any Company Subsidiary in excess of (1) in respect of participating provider or other third-party payor contracts, $500,000 in the aggregate and (2) in respect of any other contract, $100,000 in the aggregate or (B) that are otherwise material to the Company and the Company Subsidiaries taken as a whole;

(vii) any material agreement that provides for continuing indemnification obligations of the Company or any of its Subsidiaries;

(viii) any material agreement with any Governmental Entity; or

(ix) any “take-or-pay” agreements or agreements with “most-favored nations” pricing or other terms; or

(x) any agreement otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act which has not been so filed.

(each such contract or agreement referenced in subparts (i) through (x) above, a “Company Contract”).

(b) Each Company Contract is a valid and binding agreement of the Company or the Company Subsidiary party thereto, as the case may be, and is in full force and effect, and none of the Company or the Company Subsidiary party thereto or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate, any such Company Contract and, to the knowledge of the Company, no event or circumstance has occurred, or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that, with or without notice or lapse of time or both, would constitute any event of default thereunder or would give rise to a right of termination, acceleration or material amendment thereof. True, correct and complete copies of (i) each Company Contract (including all material modifications and amendments thereto and waivers thereunder) and (ii) all form contracts, agreements or instruments used in and material to the Company and the Company Subsidiaries, taken as a whole, have been provided to Parent.

Section 3.19 Environmental Laws and Regulations. Except as, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company, (i) the Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws, (ii) no violation of any Environmental Law by the Company or any Company Subsidiary is being or has been alleged or, to the knowledge of the Company, threatened, (iii) no written notice of any Claim, request for information or order has been received by the Company or any Company Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no Claim is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law, and (iv) no Hazardous Substances are located and no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

Section 3.20 Insurance. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and the Company Subsidiaries operates. Section 3.20 of the Company Disclosure Letter contains a true and complete list of such policies. All material premiums due on such insurance policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies. All such insurance policies are in full force and effect in all material respects and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby, except where such affect, termination or lapse would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.21 Opinion of Financial Advisor. The Company has received a written opinion from the Company Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Proxy Statement.

Section 3.22 Brokers. No Person other than Raymond James & Associates, Inc. (the “Company Financial Advisor”) is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has furnished to Parent and Merger Sub a true and complete copy of each agreement between the Company or any Company Subsidiary and the Company Financial Advisor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Parent is a limited liability company, and Merger Sub is a corporation, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on Parent or Merger Sub.

Section 4.2 Capitalization; Interim Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value of $.01 per share, all of which are issued and outstanding and owned by Parent as of the date hereof and will, as of the Effective Time, be owned by Parent or a permitted assignee thereof. All of the issued and outstanding shares of capital stock of Merger Sub have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.

Section 4.3 Authority for Agreements. Each of Parent and Merger Sub has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as the case may be, are necessary for Parent or Merger Sub to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) general principles of equity.

Section 4.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder, including the consummation of the transactions contemplated hereby will not, (i) conflict with any provision of the Constituent Documents of Parent or Merger Sub, (ii) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration, amendment or termination of any obligation under, any material mortgage, indenture, lease, permit, concession, grant, franchise, license, agreement or other instrument or obligation applicable to Parent or Merger Sub; (iii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.4(b)) or (iv) cause the suspension or revocation of any material permit, license, governmental authorization, consent or approval under which each of Parent and Merger Sub conducts its business.

(b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution or delivery of this Agreement by Parent and Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance by Parent and Merger Sub with the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Merger Sub or the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Financial Ability to Perform. Parent has sufficient financial resources to satisfy its obligations under this Agreement in full. Without limiting the foregoing, Parent will have available to it at the Effective Time sufficient cash funds to pay the Merger Consideration and the Option Consideration.

Section 4.8 Financing. Parent has delivered to the Company a true, correct and complete copy of the fully executed commitment letter, dated as of April 13, 2007, between Parent and CapitalSource Finance LLC (“CapitalSource”), pursuant to which CapitalSource committed, subject to the terms thereof, to lend the amounts set forth therein (the “Commitment Letter”). The Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent, of CapitalSource. The Commitment Letter has not been amended or modified, and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letter is in full force and effect. The only conditions precedent to the obligations of CapitalSource and other Persons committing pursuant to the Commitment Letter are those contemplated by the terms of the Commitment Letter. Neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Commitment Letter and, to the knowledge of Parent and Merger Sub, no event has occurred which, with or without notice or lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letter or otherwise be reasonably likely to result in any portion of the financing contemplated by the Commitment Letter to be unavailable. Parent, Merger Sub and their respective Affiliates have fully paid any and all commitment fees or other fees required by the terms of the Commitment Letter to be paid on or before the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. The proceeds from the financing described in the Commitment Letter, together with funds otherwise available to Parent, constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.9 No Additional Representations. Parent and Merger Sub acknowledge that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or their respective representatives except as expressly set forth in Article III (including, by reference, the Company Disclosure Letter and the Company SEC Documents), and neither the Company, its officers, directors, employees, agents or other representatives, nor any other Person, shall be subject to any liability to Parent or Merger Sub or any other Person resulting solely from the Company’s making available to Parent or Merger Sub, or Parent’s or Merger Sub’s use of such information, including any information, documents, or material made available in the due diligence materials provided to Parent or Merger Sub, including in the data room, management presentations (whether formal or informal) or any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, and except (i) as Parent shall consent in writing, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, third party payors (including Governmental Entities, insurance carriers and other intermediaries), suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and to maintain its current rights and franchises, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, without the prior written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its Constituent Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by wholly owned Company Subsidiaries to the Company or another wholly owned Subsidiary, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c) issue, sell, grant, pledge, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (i) issuances of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with their terms in effect as of the date hereof, or (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly owned Company Subsidiary;

(d) (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (iii) below, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or Merger Sub or any of their respective Affiliates to become the Beneficial Owner of 15% or more of the Company Common Stock without causing a “Distribution Date” or a “Stock Acquisition Date” to occur or otherwise take any action that would render the Rights Agreement inapplicable to any transaction contemplated by such Person (capitalized terms used in this Section 5.1(d) and not defined in this Agreement shall have the meanings set forth in the Rights Agreement);

(e) merge or consolidate with any other Person or acquire a material amount of the assets or equity of any other Person, other than acquisitions of inventory, equipment or raw materials in the ordinary course of business consistent with past practice;

(f) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights

(including capital stock or other equity interests of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments set forth in Section 5.1(f) of the Company Disclosure Letter, or (ii) in an amount not in excess of $100,000 individually or $500,000 in the aggregate;

(g) (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary, (ii) create, incur, guarantee or assume any Indebtedness, (iii) make or commit to make any material capital expenditure other than capital expenditures approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 previously provided to Parent or (iv) cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims in the ordinary course of business consistent with past practice that, in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

(h) except as required by employment agreements or Company Benefit Plans as of the date hereof or applicable Law, amend or otherwise modify the terms of or benefits provided under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan, fail to make any required contribution to any Company Benefit Plan, or terminate or establish any Company Benefit Plan;

(i) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary, except for (i) increases required by Law or contracts existing on the date hereof and (ii) increases for officers and employees in the ordinary course of business, consistent with past practice;

(j) enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement;

(k) settle or compromise any material Claim or audit or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Claim or audit;

(l) (i) make or rescind any express or deemed election relating to Taxes, (ii) settle or compromise any Claim relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes, (v) except as required by Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended September 30, 2006 or (vi) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

(m) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary, (iii) modify, amend or enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof, or (iv) modify or amend in any material respect or terminate any compliance policy in respect of any applicable Law, Governmental Entity or third party payor with whom the Company or any Company Subsidiary does business, except insofar as required by applicable Law;

(n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(o) fail to file in a timely manner any Company SEC Document due after the date hereof;

(p) terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(r) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VII not being satisfied or (ii) materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(s) agree or commit to do any of the foregoing.

Section 5.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VII not being satisfied or (ii) materially impair the ability of Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement. The Company, in consultation with Parent, shall prepare and file a proxy statement (together with any amendments or supplements thereto, and any other filings under the Exchange Act required in connection with the Merger, the “Proxy Statement“) with the SEC as soon as reasonably practicable following the date of this Agreement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Company shall consult with Parent and prepare written responses with respect to such written comments. No amendment or supplement to the Proxy Statement shall be made, and no correspondence filed with the SEC with respect thereto, by the Company without the consent of Parent. The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. To the extent permitted by Law, the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement has been cleared by the SEC. If at any time prior to the Company Stockholder Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including by providing such information as the Company may reasonably request for inclusion in the Proxy Statement.

Section 6.2 Stockholder Meeting; Company Recommendation. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable following the mailing of the Proxy Statement (the “Company Stockholder Meeting“) for the purpose of obtaining the Company Stockholder Approval and shall take all lawful action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.4 (the “Company Recommendation“), and shall not, before or after giving notice of the Company Stockholder Meeting, withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement inconsistent with such recommendation including approving or recommending or proposing to approve or recommend a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (any of the foregoing, a “Change in the Company Recommendation“), provided that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.3(b).

Section 6.3 No Solicitation.

(a) The Company shall cause its and its Subsidiaries and each of their representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. Subject to the provisions of Section 6.3(b), after the execution and delivery of this Agreement, the Company shall not, and shall cause its and its Subsidiaries and each of their representatives and agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) participate in any negotiations regarding a Takeover Proposal with, or furnish any nonpublic information relating to a Takeover Proposal to, any Person that has made or, to the knowledge of the Company, is considering making a Takeover Proposal, (iii) engage in discussions regarding a Takeover Proposal with any Person that has made or, to the knowledge of the Company, is considering making a Takeover Proposal, except to notify such Person of the existence of the provisions of this Section 6.3, (iv) approve, endorse or recommend any Takeover Proposal, (v) enter into any letter of intent or agreement in principle or any agreement providing for any Takeover Proposal (except for Qualifying Confidentiality Agreements permitted under Section 6.3(b)) or (vi) propose or agree to do any of the foregoing. The Company agrees that any violations of the restrictions set forth in this Section 6.3 by any representative of the Company shall be deemed to be a breach by the Company.

(b) Notwithstanding Section 6.3(a), if the Company receives a written and unsolicited Takeover Proposal which (i) did not result from a breach of Section 6.3(a), (ii) the Board of Directors reasonably believes to be bona fide, and (iii) the Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) is, or could reasonably be expected to result in, a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the Person making such Takeover Proposal, if, and only if, (A) prior to so furnishing such information, the Company has (1) complied with the following sentence of this Section 6.3(b) and (2) received from such Person a Qualifying Confidentiality Agreement, and (B) the Company promptly provides to Parent and Merger Sub any material nonpublic information concerning the Company provided to such other Person that was not previously provided to Parent and Merger Sub, and (y) engage in discussions or negotiations with such Person with respect to the Takeover Proposal. The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal, including the identity of the Person(s) making such proposal and the material terms of such proposal, and providing copies of any document or correspondence evidencing such proposal, and (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any such proposal (including any material change to the terms thereof).

(c) Notwithstanding Section 6.2, at any time prior to obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal, the Board of Directors of the Company may solely in connection with such Superior Proposal, (x) effect a Change in the Company Recommendation or (y) terminate this Agreement (and concurrently with or after such termination, cause the Company to enter into an acquisition agreement with respect to any

Superior Proposal), in each case if the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, the failure to take such action would constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Law, provided that the Board of Directors of the Company may not take the actions set forth in clause (x) or (y) unless the Company shall have provided prior written notice to Parent at least two Business Days in advance (the “Notice Period”), of its intention to take such actions, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal) and any modifications to any of the foregoing. In the event of any material revisions to the Superior Proposal, the Company shall deliver a new written notice to Parent.

(d) Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, after receipt of advice from its outside legal counsel, such disclosure would be required under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3.

(e) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction (including a joint venture or licensing arrangement with similar effect) involving the Company or any Company Subsidiary (any of the foregoing, a “Business Combination Transaction“) with any Person other than Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party“), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all or substantially all of the voting power of the Company’s capital stock or (ii) all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel and financial advisors, would result in a transaction that (x) if consummated, would be more favorable to the stockholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 6.4 Access to Information. The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity (other than routine reports or invoices), and (b) all other information as Parent may reasonably request, provided that the Company may restrict the foregoing access to the extent required by applicable Law. The Company shall (i) keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding with respect to Taxes and (ii) provide to Parent, when available and prior to filing, drafts of any income Tax Returns relating to the Company or any Company Subsidiary. No investigation pursuant to this Section 6.4 shall affect the representations, warranties or conditions to the obligations of the parties contained herein. The foregoing notwithstanding, the Company shall not be required to afford such access to the extent that it would unreasonably disrupt the operations of the Company or its Subsidiaries, would cause a violation of any material agreement to which the Company or its Subsidiaries is a party, or would constitute a violation of applicable Law. Parent further acknowledges that all information provided to it, Merger Sub or their respective representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to the confidentiality provisions of the Letter of Intent.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement in the most expeditious manner practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and in connection with approvals of or filings with any other Governmental Entity with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such requirements and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other approval of a Governmental Entity, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement.

Section 6.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period” ), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period, compensation and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements), provided that (i) with respect to employees who are subject to employment agreements, compensation, benefits and payments shall be provided in accordance with such agreements and (ii) during the Benefits Continuation Period, the Surviving Corporation shall pay severance benefits to such Company employees in accordance with the terms of the severance plans maintained by the Company and its subsidiaries immediately prior to the date of this Agreement. The foregoing shall not be construed or interpreted to restrict in any way the Surviving Corporation’s or Parent’s ability to amend, modify or terminate any Company Benefit Plan or to terminate any Person’s employment at any time or for any reason.

(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate and vesting (but not for any other purpose) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan in which such employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) With respect to matters described in this Section 6.6, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees or former employees. Prior to the Effective Time, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6, provided that such notices or other communication materials are approved in advance by the Company, which approval shall not be unreasonably withheld.

(d) Prior to the Closing, the Company will enter into bonus guarantee arrangements with the employee groups identified on Section 6.6(d) of the Company Disclosure Letter in the aggregate amounts set forth thereon, such arrangements to be paid by the Surviving Corporation.

Section 6.7 Stock Purchase Plan. The Company shall amend the Company Employee Stock Purchase Plan (the “Stock Purchase Plan”) to (a) prohibit any increase in the rate of payroll deductions between the date of this Agreement and the Effective Time, and (b) suspend payroll deductions and the purchase of additional shares of Company Common Stock immediately after the next regularly scheduled date on which shares of Company Common Stock are purchased under the plan (the “Purchase Date”), provided, however, that if the Effective Time occurs prior to the Purchase Date, the Company shall, as promptly after the Effective Time as is practicable, refund to each participant under the Stock Purchase Plan the amount credited to such participant’s account under the Stock Purchase Plan.

Section 6.8 Fees and Expenses. Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the transactions contemplated hereby.

Section 6.9 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement.

Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Claim and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of the Company and the Company Subsidiaries, and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to Claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), provided that in no event shall the Surviving Corporation be required to expend more than 300% of the amount expended by the Company and the Company Subsidiaries to maintain or procure such directors’ and officers’ insurance liability insurance and fiduciary liability insurance immediately prior to the Effective Time.

(b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

Section 6.11 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other and provide each other with a reasonable opportunity to review and comment before issuing any press release or otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 6.1, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning its business, financial condition or results of operations without the written consent of Parent.

Section 6.12 Notification of Certain Matters. Each of the Company and Parent shall use its reasonable best efforts to give prompt notice to the other to the extent that it acquires knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause the conditions set forth in Section 7.2(a) or Section 7.3(a) to fail to be satisfied and (ii) any material breach by it (and in the case of Parent, Merger Sub) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, Parent, the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.14 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Regulatory Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated and all approvals, if any, required to be obtained from any Governmental Entity in connection with the consummation of the Merger and the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Parent, shall have been obtained and shall not have been revoked or modified.

(c) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 6.5, and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.

(i) The representation and warranty of the Company set forth in Section 3.9 (solely as to clause (c) thereof) shall be true and correct in all respects as of the date of this Agreement.

(ii) Except with respect to the representation and warranty of the Company set forth in Section 3.9 (solely as to clause (c) thereof), each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect on the Company, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect on the Company.

(iii) Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company certifying compliance with clauses (i) and (ii) above.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Material Change. Since the date of this Agreement, there shall not have been any state of facts, event, change, circumstance or effect (or, with respect to facts, events, changes, circumstances or effects existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have or result in a Material Adverse Effect on the Company.

(d) FIRPTA Certificate. The Company shall have delivered to Parent a certificate, issued by the Company pursuant to Section 1.1445-2(c) of the Treasury Regulations, certifying that the Company is not and has not been at any time during the five-year period ending on the Closing Date a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Material Adverse Effect on Parent, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have or result in, a Material Adverse Effect on Parent, and the Company shall have received a certificate of an executive officer of Parent certifying compliance with the above.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Outside Date“), provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement primarily contributes to the failure of the Merger to be consummated by such date;

(ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or any adjournment or postponement thereof;

(c) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured (or is incapable of being cured) by the Company prior to the earlier of (x) the Outside Date and (y) 20 days following written notice to the Company of Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) (which notice shall specify the basis for such termination) and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b);

(ii) the Company or any Company Subsidiary or any of their respective Representatives shall have breached in any material respect their respective obligations under Section 6.3; or

(iii) the Board of Directors of the Company shall have (A) failed to authorize, approve or recommend the Merger or to include its recommendation in any Proxy Statement, (B) effected a Change in the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, failed to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act, (C) failed to reconfirm its authorization, approval or recommendation of the Merger within three Business Days after a written request by Parent to do so or (D) resolved to take any of the foregoing actions; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured (or is incapable of being cured) by Parent prior to the earlier of (x) the Outside Date and (y) 20 days following written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (which notice shall specify the basis for such termination) and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or

(ii) pursuant to Section 6.3(c), provided that (A) the Company is and has been in compliance in all material respects with Section 6.3, and (B) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal; and (C) the Company, prior to and as a condition of the termination of this Agreement, pays the Termination Fee (as defined in Section 8.3(a)) to Parent.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.22, Section 4.6, this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect, provided, however, that except as otherwise provided herein no party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement prior to such termination.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $4 million (the “Termination Fee“):

(i) Section 8.1(c)(ii) or (iii);

(ii) Section 8.1(d)(ii); or

(iii) Section 8.1(b)(i) or (iii), if (A) after the date of this Agreement, any Person or “group” (within the meaning of section 13(d)(3) of the Exchange Act) makes a Takeover Proposal or amends or reasserts a Takeover Proposal made prior to the date of this Agreement and such Takeover Proposal becomes publicly known or is otherwise communicated to the Board of Directors of the Company prior to the Company Stockholder Meeting, and (B) within one year after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, provided that in such event, the Termination Fee shall be net of any Expenses previously reimbursed pursuant to the second-to-last sentence of Section 8.3(b).

(b) If the Company is required to pay Parent the Termination Fee, such Termination Fee shall be payable immediately prior to the termination of this Agreement in the event of termination by the Company, and not later than two Business Days after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to an account designated by Parent (except that, in the case of termination pursuant to Section 8.1(b)(i) or (iii), such payment shall be made within two Business Days of the first to occur of either of the events referred to in clause (B) of Section 8.3(a)(iii)). If this Agreement is terminated under the circumstances described in clause (A) of Section 8.3(a)(iii), or pursuant to Section 8.1(c)(i), the Company shall, in addition to any Termination Fee that may be payable, reimburse Parent and Merger Sub for all of their Expenses, up to a maximum amount of $500,000, within two Business Days of receipt of written notice from Parent requesting payment thereof, which notice shall include documentation evidencing such Expenses in reasonable detail. The payment of the Termination Fee as set forth in this Section 8.3(b) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered by Parent or Merger Sub as a result of the circumstances giving rise to such termination.

(c) If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company shall have the right to receive as a termination fee the Escrowed Funds (excluding any earnings thereon), and in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release the Escrowed Funds to the Company within three Business Days of receipt of notice from the Company thereof (unless timely objected to by Parent as provided by the Escrow Agreement). The right to receive the Escrowed Funds as set forth in this Section 8.3(c) shall be the sole and exclusive remedy of the Company against Parent or Merger Sub for any loss or damage suffered by the Company and its shareholders as a result of the circumstances giving rise to such termination.

(d) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the any party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, the party entitled to payment hereunder commences a suit that results in a judgment against the Company for such amounts, the party obligated to pay such amounts shall also pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the reasonable out-of-pocket costs and expenses of the party entitled to payment hereunder (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Portfolio Logic LLC

600 New Hampshire Avenue, NW

9th Floor

Washington, DC 20037

Attention: Jeffrey D. Zients

Telephone: 202-266-7900

Fax: 202-339-6570

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Gregory V. Gooding, Esq.

Telephone: 212-909-6000

Fax: 212-909-6836

If to the Company, to:

Pediatric Services of America, Inc.

310 Technology Parkway

Norcross, Georgia 30092

Attention: James M. McNeill

Telephone: 770-209-7700

Facsimile: 770-263-9340

with a copy to (which shall not constitute notice):

McKenna Long & Aldridge LLP

303 Peachtree Street, N.E., Suite 5300

Atlanta, Georgia 30308

Attention: Thomas Wardell, Esq.

Telephone: 404-527-4990

Facsimile: 404-527-4198

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 6.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement and (ii) Parent may assign any or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES OR PRINCIPLES. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by the Company in accordance with its specific terms or was otherwise breached by the Company. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions. As used in this agreement:

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise;

“beneficial ownership” or “beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company or any Company Subsidiary that is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which any of them could incur liability under the Code or ERISA or any similar non-U.S. law.

“Company Common Stock” means the common stock, $.01 par value, of the Company.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Stock Option” means any option to purchase Company Common Stock.

“Company Subsidiary” means any Subsidiary of the Company and any corporation or other organization, whether incorporated or unincorporated, through which the Company or any Company Subsidiary conducts any joint venture, strategic alliance or similar arrangement.

“Constituent Documents” means, with respect to any entity, the Certificate or Articles of Incorporation, certificate of formation, limited liability company agreement, By-laws, minute books, or any similar charter or other organizational documents of such entity.

“Dissenting Shares” means shares of Company Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health and safety, natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means any shares of Company Common Stock held by the Company, Parent, Merger Sub, any other wholly owned Subsidiary of Parent or by any wholly owned Subsidiary of the Company.

“Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d through d-8, as amended, and regulations promulgated thereunder, including the privacy, transaction standard, and security regulations.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, internet web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the following persons: Daniel J. Kohl, James M. McNeill and Lori Reel.

“knowledge of Parent” and/or “knowledge of Merger Sub” means the actual knowledge of Jeffrey D. Zients.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Letter of Intent” means the letter of intent, dated March 21, 2007, between Parent and the Company.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means:

(A) As to the Company, any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to (i) the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating to (v) political conditions, the economy or financial markets in general, (w) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Merger Sub of their plans or intentions with respect to the businesses of the Company and its Subsidiaries, (x) other than with respect to the representations and warranties in Section 3.6, the consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement, (y) any change in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any revenue or earnings predictions released by the Company or provided to Parent or Merger Sub or the revenue or earnings predictions if equity analysts (it being agreed that the events, changes, circumstances or effects giving rise to or contributing to any such change or failure may constitute or give rise to a Material Adverse Effect) and (z) changes in the industry in which the Company operates, provided, however, that the effect of the changes in clauses (v) and (z) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such party and its Subsidiaries, taken as a whole; or (ii) the ability of the Company to perform without material delay its obligations under this Agreement or to consummate without material delay the transactions contemplated by this Agreement.

(B) As to Merger Sub or Parent, as the case may be, any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of such party to perform without material delay its obligations under this Agreement or to consummate without material delay the transactions contemplated by this Agreement.

“Nasdaq” means The NASDAQ National Market.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“other party” means, with respect to the Company, Parent and Merger Sub, and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

“Permitted Liens” means (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) leases or subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (v) easements, rights-of-way and other restrictions or encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto; and (vi) Liens the existence of which are disclosed in the consolidated balance sheet of the Company or the notes thereto included in any Company SEC Document filed prior to the date of this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Qualifying Confidentiality Agreement“ means an executed agreement requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, subject to customary exceptions.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Rights Agreement” means the Rights Agreement, dated as of September 22, 1998, as amended by the First Amendment thereto, dated December 21, 2000, between the Company and Mellon Investor Services LLC, as Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) means (i) income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PORTFOLIO LOGIC LLC

By:	Portfolio Logic Management LLC, its Manager

By:	/s/ Jeffrey D. Zients
Name: Jeffrey D. Zients
Title: Manager

POINTER ACQUISITION CO., INC.

By:	/s/ Jeffrey D. Zients
Name: Jeffrey D. Zients
Title: President and Treasurer

PEDIATRIC SERVICES OF AMERICA, INC.

By:	/s/ Daniel J. Kohl
Name: Daniel J. Kohl
Title: President and Chief Executive Officer

Index

Affiliate	42
Agreement	1
beneficial ownership	42
beneficially own	42
Benefits Continuation Period	30
Board of Directors	42
Book-Entry Shares	4
Business	42
Business Combination Transaction	28
Business Day	43
By-Laws	2
Certificate of Incorporation	2
Certificate of Merger	2
Certificates	2
Change in the Company Recommendation	26
Claim	12
Closing	1
Closing Date	2
Code	43
Company	1
Company Benefit Plans	43
Company Common Stock	43
Company Disclosure Letter	6
Company Financial Advisor	19
Company Financial Statements	43
Company Permits	12
Company Preferred Stock	7
Company Recommendation	26
Company SEC Documents	10
Company Stock Option	43
Company Stockholder Approval	8
Company Stockholder Meeting	26
DGCL	1
Dissenting Shares	43
Dissenting Stockholder	3
DOJ	30
Effective Time	2
Environmental Law	43
ERISA	44
Escrow Agent	4
Escrow Agreement	4
Escrowed Funds	4
Exchange Act	44
Exchange Agent	4
Exchange Fund	4

Index

(continued)

Page
Excluded Shares	44
Expenses	32
FTC	30
Governmental Entity	44
Hazardous Substances	44
HIPAA	44
HSR Act	10
Indebtedness	17
Intellectual Property	44
IRS	44
knowledge of Merger Sub	44
knowledge of Parent	44
knowledge of the Company	44
Law	45
Lease	14
Leased Real Property	14
Liens	45
Material Adverse Effect	45
Merger	1
Merger Consideration	2
Merger Sub	1
Nasdaq	45
Notice Period	28
Option Consideration	3
Order	46
other party	46
Outside Date	36
Parent	1
parties	1
Permitted Liens	46
Person	46
Proxy Statement	26
Qualifying Confidentiality Agreement	46
Release	46
Representatives	29
Rights Agreement	46
Sarbanes-Oxley Act	11
SEC	10
Securities Act	46
Subsidiary	46
Superior Proposal	28
Surviving Corporation	1
Takeover Proposal	28

iii

Index

(continued)

Page
Tax Return	47
Taxes	47
Taxing Authority	47
Termination Fee	37
Third Party	28

iv